HEI Exhibit 99
NEWS RELEASE
February 13, 2020

Contact:	Julie R. Smolinski	Telephone: (808) 543-7300
	Director, Investor Relations & Strategic Planning	E-mail: ir@hei.com

HEI REPORTS 2019 RESULTS

Full Year Net Income and Diluted Earnings Per Share (EPS)1 Grew 8%
Quarterly Dividend Increase to $0.33 Per Share

2019 Highlights:

•	Solid consolidated earnings with net income growth from both the utility and bank

•	Hawaiian Electric[2] delivered on strategic priorities:

◦	Achieved 28% of electricity sales from renewable sources; on track to meet or exceed goal of 30% in 2020

◦	Integrated nation’s highest level of rooftop solar penetration, at 19% of residential customers

◦	Completed 20 megawatt West Loch Solar project, contributing to 21% increase in solar capacity in 2019

◦	Secured lowest cost renewables to date for Hawaii customers

◦	Launched one of the largest U.S. utility renewables procurement efforts, seeking 900 megawatts of new renewables, over 500 gigawatt-hours of storage, and over 200 megawatts of grid services

◦	Completed “One Company” initiative, restructuring functions across all three utilities to improve operational efficiency

◦	Named 2019 “Utility of the Year” by Utility Dive

•	American Savings Bank achieved solid results despite lower interest rate environment

◦	Maintained net interest margin above peers, driven by low cost of funds

◦	Completed move to new campus and sales of former properties, realized expected one-time net gain of $5.5 million[3]

◦	Efficiency ratio improved to 57.8% from 59.4%

◦	Grew total loans by $277 million, or 5.7% to $5.1 billion

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[1]	Unless otherwise indicated, throughout this release earnings per share (EPS) refers to diluted earnings per share.

[2]	Hawaiian Electric, unless otherwise defined, refers to the three utilities, Hawaiian Electric Company, Inc. on Oahu, Hawaii

Electric Light Company, Inc. on Hawaii Island, and Maui Electric Company, Limited, serving Maui County. Over the past few years, the three utilities have been restructuring functions across the islands to improve efficiency. As of January 1, 2020 the three utilities now operate under one brand, “Hawaiian Electric.”

[3]
The after-tax gain on sale of properties and the after-tax campus transition costs for 2019 were $7.9 million and $2.4 million, respectively, and $7.9 million and $0.2 million for the fourth quarter of 2019, respectively.

HONOLULU - Hawaiian Electric Industries, Inc. (NYSE - HE) (HEI) today reported 2019 year-end consolidated net income for common stock of $217.9 million and EPS of $1.99 compared to $201.8 million and EPS of $1.85 for 2018, representing net income and EPS growth of 8%.
For the fourth quarter of 2019, consolidated net income for common stock was $66.3 million and EPS was $0.61 compared to $49.6 million and EPS of $0.45 for the fourth quarter of 2018.
“HEI’s fourth quarter and 2019 earnings reflect continued solid performance across our companies,” said Constance H. Lau, president and CEO of HEI. “With another year of strong consolidated performance in 2019, and continued confidence in our future prospects, we announced a 3% increase in our dividend yesterday.”
“In addition to strong financial performance, in 2019 we made significant strides on key initiatives. Our utility launched one of the nation’s largest-ever renewable procurement efforts, which will add significantly to our renewable energy mix once completed. And we’re proud that Hawaiian Electric was named “Utility of the Year” by Utility Dive, a prominent industry publication, for advancing many initiatives that are transforming the power sector today, including renewable energy, electric vehicles, and performance-based regulation,” said Lau.
“American Savings Bank completed the sale of two former properties and moved into its state-of-the-art campus, and achieved strong loan growth and an above-peer net interest margin despite the challenging interest rate environment for banks,” said Lau.

HAWAIIAN ELECTRIC EARNINGS

Full Year Results:
Hawaiian Electric’s full-year 2019 net income was $156.8 million, compared to $143.7 million in 2018. The increase over the prior year was primarily driven by the following after-tax items:

•
$24 million revenue increase from recovery under the rate adjustment mechanism (RAM) and from rate increases to support investments to integrate more renewable energy, improve customer reliability and increase system efficiency;

•	$11 million revenue increase from recovery of the Schofield generation project under the major project interim recovery (MPIR) mechanism;

•	$2 million additional revenue earned under performance incentives for procuring low-cost renewable energy and for better reliability and call center performance; and

•	$2 million lower interest expense due to debt refinancing.

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Note:  Amounts indicated as after-tax in this earnings release are based upon adjusting items using the current year composite statutory tax rates of 25.75% for the utilities and 26.79% for the bank.

These items were partially offset by the following after-tax items:

•
$15 million higher operations and maintenance (O&M) expenses compared to 2018, primarily due to higher outside services for system support (asset management, energy management, enterprise resource and grid modernization systems); higher overhaul and maintenance expenses for generating facilities; and the reset of employee pension costs included in rates on Oahu and in Maui county as part of rate case decisions;

•	$9 million higher depreciation expense due to increasing investments to integrate more renewable energy, improve customer reliability and increase system efficiency; and

•	$5 million lower net income versus 2018 due to favorable tax adjustments in 2018.

Fourth Quarter Results:
Fourth quarter 2019 net income of $45.4 million was $10 million higher than in the fourth quarter of 2018, primarily driven by the following after-tax items:

•
$6 million lower O&M expenses in the fourth quarter of 2019 versus the fourth quarter of 2018, due to one-time write-offs in 2018, higher enterprise resource system project costs in 2018, and lower generation station maintenance expense in 2019;

•	$3 million revenue increase resulting from rate increases and recovery under the RAM;

•	$2 million revenue increase from recovery of the Schofield generation project under the MPIR mechanism; and

•	$2 million additional revenue earned under performance incentives due to better reliability and call center performance.
These items were partially offset by the following after-tax items:

•	$2 million from lower pole attachment fee revenues; and

•	$2 million from higher depreciation expense due to increasing investments to integrate more renewable energy, improve customer reliability and increase system efficiency.

AMERICAN SAVINGS BANK EARNINGS

Full Year Results:
American’s full-year 2019 net income was $89.0 million compared to $82.5 million in 2018. Net interest income was $248.1 million compared to $242.7 million in 2018, primarily due to loan growth and stable net interest margin from the previous year. Noninterest income was $16.7 million higher than 2018, primarily due to the $10.8 million pre-tax gain from sales of former properties and mortgage banking income. This was partially offset by $8.7 million higher provision for loan losses due in part to additional loan loss reserves for the consumer loan portfolio and borrower-specific circumstances requiring additional reserves on loans within the commercial and commercial real estate portfolios. Noninterest expense for the year was $8.0 million higher than 2018 primarily due to higher compensation and benefit expense, as well as higher occupancy costs related to American’s move to its new campus.
Loans were $5.1 billion at December 31, 2019, an increase of $277 million or 5.7% from December 31, 2018. Total deposits were $6.3 billion at December 31, 2019, an increase of $113 million or 1.8% from December 31, 2018. The average cost of funds was 0.29%, up from 0.25% the prior year.
American’s return on average equity4 of 13.5%, was consistent with full year 2018. The bank’s return on average assets was 1.25% compared to 1.20% in 2018.

Fourth Quarter Results:
American’s fourth quarter 2019 net income was $28.2 million compared to $22.9 million in the third, or linked quarter and $21.8 million in the prior year quarter. The increase in net income compared to the linked and prior year quarters was driven by higher noninterest income, largely related to the sales of former properties, offset by higher provision expense, lower net interest income, and higher noninterest expense.
American’s fourth quarter of 2019 return on average equity4 was 16.5%, compared to 13.8% in the linked quarter and 14.1% in the fourth quarter of 2018. Return on average assets was 1.58% compared to 1.29% in the linked quarter and 1.25% in the same quarter last year.
Please refer to American’s news release issued on January 30, 2020 for additional information on American.

HOLDING AND OTHER COMPANIES
The holding and other companies’ net loss was $27.9 million in 2019 compared to $24.4 million in 2018. The higher net loss for 2019 was primarily driven by higher interest expense associated with long-term debt issued in the fourth quarter of 2018. The fourth quarter net loss of $7.3 million was comparable to the prior year quarter.

BOARD INCREASES QUARTERLY DIVIDEND
On February 12, 2020, HEI announced that the Board of Directors increased HEI’s quarterly cash dividend from $0.32 per share to $0.33 per share, payable on March 10, 2020, to shareholders of record at the close of business on February 26, 2020 (ex-dividend date is February 25, 2020). The revised quarterly dividend amount is equivalent to an annual rate of $1.32 per share. Dividends have been paid
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[4]	Bank return on average equity calculated using weighted average daily common equity.

uninterrupted since 1901. At the indicated annual dividend rate and based on the closing price per share on February 11, 2020 of $48.14, HEI’s dividend yield is 2.7%.

WEBCAST AND CONFERENCE CALL TO DISCUSS EARNINGS AND EPS GUIDANCE
HEI will conduct a webcast and conference call to review its fourth quarter 2019 earnings and 2020 EPS guidance on Thursday, February 13, 2020, at 11:15 a.m. Hawaii time (4:15 p.m. Eastern time).
Interested parties within the United States may listen to the conference by calling (844) 834-0652 and international parties may listen to the conference by calling (412) 317-5198 or by accessing the webcast on HEI’s website at www.hei.com under the “Investor Relations” section, sub-heading “News and Events.” HEI and Hawaiian Electric intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information. Such disclosures will be included on HEI’s website in the Investor Relations section.
Accordingly, investors should routinely monitor the Investor Relations section of HEI’s website at www.hei.com in addition to following HEI’s, Hawaiian Electric’s and American’s press releases, HEI’s and Hawaiian Electric’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts. The information on HEI’s website is not incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings unless, and except to the extent, specifically incorporated by reference. Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC. No information on the PUC website is incorporated by reference in this document or in HEI’s and Hawaiian Electric’s SEC filings.
An online replay of the February 13, 2020 webcast will be available on HEI’s website beginning about two hours after the event. Audio replays of the conference call will also be available approximately two hours after the event through February 27, 2020, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode: 10136945.
HEI supplies power to approximately 95% of Hawaii’s population through its electric utility, Hawaiian Electric; provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions; and helps advance Hawaii’s clean energy and sustainability goals through investments by its non-regulated subsidiary, Pacific Current, LLC.

FORWARD-LOOKING STATEMENTS
This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as

“will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business, and international, national and local economic, environmental, political and market factors, among other things. These forward-looking statements are not guarantees of future performance.
Forward-looking statements in this release should be read in conjunction with the “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s and Hawaiian Electric’s Annual Report on Form 10-K for the year ended December 31, 2018 and HEI’s and Hawaiian Electric’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 and HEI’s other periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements. These forward-looking statements speak only as of the date of the release, report, presentation or filing in which they are made. Except to the extent required by the federal securities laws, HEI, Hawaiian Electric, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Hawaiian Electric Industries, Inc. (HEI) and Subsidiaries CONSOLIDATED STATEMENTS OF INCOME DATA (Unaudited)

	Three months ended December 31		Years ended December 31
(in thousands, except per share amounts)	2019	2018	2019	2018
Revenues
Electric utility	$645,333	$680,563	$2,545,942	$2,546,525
Bank	80,630	81,256	328,570	314,275
Other	3	(169)	89	49
Total revenues	725,966	761,650	2,874,601	2,860,849
Expenses
Electric utility	575,002	619,451	2,291,564	2,304,864
Bank (includes $10.8 million gain on sales of properties in 2019)	45,403	52,089	217,008	206,040
Other	4,766	5,506	17,355	16,589
Total expenses	625,171	677,046	2,525,927	2,527,493
Operating income (loss)
Electric utility	70,331	61,112	254,378	241,661
Bank	35,227	29,167	111,562	108,235
Other	(4,763)	(5,675)	(17,266)	(16,540)
Total operating income	100,795	84,604	348,674	333,356
Retirement defined benefits expense—other than service costs	(634)	(1,289)	(2,806)	(5,962)
Interest expense, net—other than on deposit liabilities and other bank borrowings	(21,818)	(22,635)	(90,899)	(88,677)
Allowance for borrowed funds used during construction	988	1,052	4,453	4,867
Allowance for equity funds used during construction	2,652	2,638	11,987	10,877
Income before income taxes	81,983	64,370	271,409	254,461
Income taxes	15,247	14,324	51,637	50,797
Net income	66,736	50,046	219,772	203,664
Preferred stock dividends of subsidiaries	473	473	1,890	1,890
Net income for common stock	$66,263	$49,573	$217,882	$201,774
Basic earnings per common share	$0.61	$0.46	$2.00	$1.85
Diluted earnings per common share	$0.61	$0.45	$1.99	$1.85
Dividends declared per common share	$0.32	$0.31	$1.28	$1.24
Weighted-average number of common shares outstanding	108,973	108,879	108,949	108,855
Weighted-average shares assuming dilution	109,405	109,132	109,407	109,146
Net income (loss) for common stock by segment
Electric utility	$45,361	$35,297	$156,840	$143,653
Bank	28,230	21,767	88,973	82,509
Other	(7,328)	(7,491)	(27,931)	(24,388)
Net income for common stock	$66,263	$49,573	$217,882	$201,774
Comprehensive income attributable to Hawaiian Electric Industries, Inc.	$70,597	$62,091	$248,453	$193,105
Return on average common equity (twelve months ended)			9.8%	9.5%

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.

Hawaiian Electric Company, Inc. (Hawaiian Electric) and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended December 31		Years ended December 31
($ in thousands, except per barrel amounts)	2019	2018	2019	2018
Revenues	$645,333	$680,563	$2,545,942	$2,546,525
Expenses
Fuel oil	179,387	215,292	720,709	760,528
Purchased power	160,920	161,069	633,256	639,307
Other operation and maintenance	119,932	127,686	481,737	461,491
Depreciation	53,936	51,816	215,731	203,626
Taxes, other than income taxes	60,827	63,588	240,131	239,912
Total expenses	575,002	619,451	2,291,564	2,304,864
Operating income	70,331	61,112	254,378	241,661
Allowance for equity funds used during construction	2,652	2,638	11,987	10,877
Retirement defined benefits expense—other than service costs	(709)	(697)	(2,836)	(3,631)
Interest expense and other charges, net	(16,897)	(18,526)	(70,842)	(73,348)
Allowance for borrowed funds used during construction	988	1,052	4,453	4,867
Income before income taxes	56,365	45,579	197,140	180,426
Income taxes	10,505	9,783	38,305	34,778
Net income	45,860	35,796	158,835	145,648
Preferred stock dividends of subsidiaries	229	229	915	915
Net income attributable to Hawaiian Electric	45,631	35,567	157,920	144,733
Preferred stock dividends of Hawaiian Electric	270	270	1,080	1,080
Net income for common stock	$45,361	$35,297	$156,840	$143,653
Comprehensive income attributable to Hawaiian Electric	$43,910	$36,530	$155,462	$144,971
OTHER ELECTRIC UTILITY INFORMATION
Kilowatthour sales (millions)
Hawaiian Electric	1,723	1,671	6,563	6,526
Hawaii Electric Light	272	268	1,050	1,064
Maui Electric	296	281	1,127	1,099
	2,291	2,220	8,740	8,689
Average fuel oil cost per barrel	$78.04	$97.27	$82.17	$87.90
Return on average common equity (twelve months ended)[1]			7.8%	7.6%

This information should be read in conjunction with the consolidated financial statements and the notes thereto in Hawaiian Electric filings with the SEC.
1 Simple average.

American Savings Bank, F.S.B.
STATEMENTS OF INCOME DATA
(Unaudited)

	Three months ended			Years ended December 31
($ in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	2019	2018
Interest and dividend income
Interest and fees on loans	$57,892	$59,260	$57,145	$233,632	$220,463
Interest and dividends on investment securities	7,160	7,599	10,632	32,922	37,762
Total interest and dividend income	65,052	66,859	67,777	266,554	258,225
Interest expense
Interest on deposit liabilities	3,907	4,384	4,115	16,830	13,991
Interest on other borrowings	249	422	255	1,610	1,548
Total interest expense	4,156	4,806	4,370	18,440	15,539
Net interest income	60,896	62,053	63,407	248,114	242,686
Provision for loan losses	5,607	3,315	2,408	23,480	14,745
Net interest income after provision for loan losses	55,289	58,738	60,999	224,634	227,941
Noninterest income
Fees from other financial services	4,830	5,085	4,996	19,275	18,937
Fee income on deposit liabilities	5,475	5,320	5,530	20,877	21,311
Fee income on other financial products	1,378	1,706	1,977	6,507	7,052
Bank-owned life insurance	1,378	1,660	390	7,687	5,057
Mortgage banking income	1,863	1,490	94	4,943	1,493
Gain on sale of real estate	10,762	—	—	10,762	—
Gains on sale of investment securities, net	—	653	—	653	—
Other income, net	654	428	492	2,074	2,200
Total noninterest income	26,340	16,342	13,479	72,778	56,050
Noninterest expense
Compensation and employee benefits	26,383	25,364	26,340	103,009	98,387
Occupancy	5,429	5,694	4,236	21,272	17,073
Data processing	3,953	3,763	3,681	15,306	14,268
Services	2,378	2,829	2,287	10,239	10,847
Equipment	2,344	2,163	1,801	8,760	7,186
Office supplies, printing and postage	1,192	1,297	1,580	5,512	6,134
Marketing	1,035	1,142	844	4,490	3,567
FDIC insurance	(45)	(5)	635	1,204	2,713
Other expense	3,537	3,676	4,341	15,586	17,238
Total noninterest expense	46,206	45,923	45,745	185,378	177,413
Income before income taxes	35,423	29,157	28,733	112,034	106,578
Income taxes	7,193	6,269	6,966	23,061	24,069
Net income	$28,230	$22,888	$21,767	$88,973	$82,509
Comprehensive income	$33,300	$26,697	$35,446	$118,379	$75,390
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.58	1.29	1.25	1.25	1.20
Return on average equity	16.45	13.75	14.08	13.48	13.51
Return on average tangible common equity	18.69	15.68	16.23	15.39	15.61
Net interest margin	3.74	3.82	3.95	3.85	3.83
Efficiency ratio	52.97	58.58	59.50	57.77	59.39
Net charge-offs to average loans outstanding	0.41	0.69	0.37	0.45	0.34
As of period end
Nonaccrual loans to loans receivable held for investment	0.58	0.63	0.56
Allowance for loan losses to loans outstanding	1.04	1.04	1.08
Tangible common equity to tangible assets	8.6	8.4	8.0
Tier-1 leverage ratio	9.1	8.8	8.7
Total capital ratio	14.3	14.0	13.9
Dividend paid to HEI (via ASB Hawaii, Inc.) ($ in millions)	$9.0	$14.0	$14.0	$56.0	$50.0

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI filings with the SEC.